                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement            [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
[_] Definitive Additional Materials           Rule 14a-6(e)(2))

[_] Soliciting Material Pursuant to Rule
    14a-11(c) or Rule 14a-12


                       ASYMETRIX LEARNING SYSTEMS, INC.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                       [LOGO OF ASYMETRIX CORPORATION]

April 22, 1999

To Our Stockholders:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Meeting") of Asymetrix Learning Systems, Inc. ("Asymetrix") to be held at Asymetrix's headquarters, 110 110th Avenue NE, Bellevue, Washington, on Tuesday, May 25, 1999, at 10:00 a.m., Pacific Daylight Time. The matters expected to be acted upon at the Meeting include the following: (1) the election of Class I Directors, (2) the amendment of Asymetrix's 1998 Equity Incentive Plan, (3) the approval of Asymetrix's 1999 Employee Stock Purchase Plan and (4) the ratification of KPMG LLP as Asymetrix's independent accountants for 1999. Each of these proposals is described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

  Please use this opportunity to take part in Asymetrix's affairs by voting on the business to come before this Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the Meeting and to vote your shares in person. If you do plan to attend the Meeting in person, please mark the appropriate box on the enclosed proxy so that we can plan appropriately for the Meeting.

  We hope to see you at the Meeting.

                                          Sincerely,

                                          /s/ James A. Billmaier
                                          ------------------------------
                                          James A. Billmaier
                                          Chief Executive Officer

                       ASYMETRIX LEARNING SYSTEMS, INC.
                             110 - 110th Avenue NE
                          Bellevue, Washington 98004

                               ----------------

                 Notice of 1999 Annual Meeting of Stockholders

                               ----------------

To Our Stockholders:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of Asymetrix Learning Systems, Inc. ("Asymetrix") will be held at Asymetrix's headquarters, 110 - 110th Avenue NE, Bellevue, Washington on Tuesday, May 25, 1999, at 10:00 a.m. Pacific Daylight Time.

  At the Meeting, you will be asked to consider and vote upon the following matters:

  1. The election of two Class I directors of Asymetrix, each to serve until the Annual Meeting of Stockholders held in 2002, and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. Asymetrix's Board of Directors intends to present the following nominees for election as directors:

              Sally Narodick
              Joseph DiNucci

  2. A proposal to approve an amendment of Asymetrix's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,500,000 shares to 2,500,000 shares.

  3. A proposal to approve Asymetrix's 1999 Employee Stock Purchase Plan as adopted by the Board of Directors.

  4. A proposal to ratify the selection of KPMG LLP as Asymetrix's independent accountants for 1999.

  5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 1, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors


                                          /s/ James A. Billmaier
                                          ----------------------------
                                          James A. Billmaier
                                          Chief Executive Officer

Bellevue, Washington
April 22, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                       ASYMETRIX LEARNING SYSTEMS, INC.
                             110 - 110th Avenue NE
                          Bellevue, Washington 98004

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                April 22, 1999

  The accompanying proxy is solicited on behalf of the Board of Directors of Asymetrix Learning Systems, Inc. ("Asymetrix"), a Delaware corporation, for use at the 1999 Annual Meeting of Stockholders of Asymetrix to be held at the company's headquarters, 110 - 110th Avenue NE, Bellevue, Washington 98004, on Tuesday, May 25, 1999, at 10:00 a.m., Pacific Daylight Time (the "Meeting"). This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 22, 1999. An annual report for the year ended December 31, 1998 is enclosed with this Proxy Statement.

Record Date; Quorum

  Only holders of record of Asymetrix's common stock at the close of business on April 1, 1999 (the "Record Date") are entitled to vote at the Meeting. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Meeting.

Outstanding Shares

  At the close of business on the Record Date, Asymetrix had 13,990,906 shares of common stock outstanding and entitled to vote that were held of record by approximately 315 stockholders. Asymetrix has been informed that there are approximately 2,800 beneficial owners of its common stock.

Voting Rights; Required Vote

  Holders of Asymetrix's common stock are entitled to one vote for each share held as of the Record Date. Shares of common stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of Asymetrix common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), then those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining whether or not a quorum is present at the Meeting.

  With respect to Proposal 1, the Class I directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Broker non-votes and abstentions will have no effect on the election of directors.

  Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Meeting that are voted "for", "against" or "abstain" on the proposal. Broker non-votes will not be counted as a vote "for", "against" or "abstain" on Proposals 2, 3 and 4.

  All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes on each proposal.

Voting of Proxies

  The proxy accompanying this Proxy Statement is solicited on behalf of the Asymetrix Board of Directors (the "Board") for use at the Meeting and any adjournment thereof. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to Asymetrix. All executed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Meeting will be counted as votes "for" such proposal (or, in the case of the election of directors, as a vote "for" election to the Board of all the nominees presented by the Board). So far as is known to the Board, no other matters are to be brought before the Meeting. However, as to any business that may properly come before the Meeting, it is intended that proxies in the form enclosed will be voted in accordance with the judgment of the persons holding such proxies.

  In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

  The expenses of soliciting proxies in the enclosed form will be paid by Asymetrix. Following the original mailing of the proxies and other soliciting materials, Asymetrix will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Asymetrix, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Proxies may also be solicited by Asymetrix's directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by written notice delivered to Asymetrix stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting, or by attendance at the Meeting and voting in person. Please note that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming such stockholder's beneficial ownership of the shares and that such broker, bank or other nominee is not voting such shares.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  The size of the Board is currently fixed at seven members. Asymetrix's Certificate of Incorporation and Bylaws divide the Board into three classes. The members of each class of directors serve for staggered three-year terms. Paul Allen and Gary Rieschel are Class I directors whose terms expire at this Annual Meeting of Stockholders. Neither Mr. Allen nor Mr. Rieschel is standing for re-election to the Board. Sally Narodick and Joseph DiNucci are nominees for election as Class I directors of Asymetrix. The Board is also composed of three Class II directors (Ronald S. Posner, Kevin Oakes and Dr. Shelley Harrison) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000, and two Class III directors (James A. Billmaier and Bert Kolde) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2001.

  Mr. Allen is the founder of Asymetrix and has served as a director since the inception of Asymetrix in December 1984. Mr. Allen has decided not to serve on the board of directors of any publicly-traded company other than Microsoft Corporation, of which he is a co-founder. Although Mr. Allen will not stand for re-election to the Board, Asymetrix expects that as its largest stockholder and chief technical advisor he will remain involved with Asymetrix in the future, continuing to contribute in many of the same ways he had while he was a member of the Board. There has been no disagreement between Asymetrix and Mr. Allen on any matter relating to Asymetrix's operations, policies or practices.

  Mr. Rieschel is a Senior Vice President of SOFTBANK Holdings, Inc. and has served as a director since October 1996, when SOFTBANK made an investment in Asymetrix. Mr. Rieschel was elected to the Board in connection with its investment in Asymetrix, and his right to continue as a director expired upon completion of Asymetrix's initial public offering. It is SOFTBANK's policy that its representatives not serve on the boards of directors of its portfolio companies following such companies' public offerings, and as a result Mr. Rieschel will not stand for re-election. There has been no disagreement between Asymetrix and Mr. Rieschel on any matter relating to Asymetrix's operations, policies or practices.

  To fill the Board positions previously held by Mr. Allen and Mr. Rieschel, the Board has nominated and recommends that Sally Narodick and Joseph DiNucci be elected as Class I directors, to hold office until the Annual Meeting of Stockholders to be held in the year 2002 or until their successors have been duly elected and qualified or until their earlier resignation or removal. Shares represented by the accompanying proxy will be voted "for" the election of the nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Asymetrix is not aware of any nominee who is unable or unwilling to serve as a director. Class I directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote in the election of directors. The nominees for election as Class I directors who receive the greatest number of votes cast for the election of directors at the Meeting with a quorum being present will become directors at the conclusion of the tabulation of votes.

Nominees and Directors

  The following table sets forth the nominees for Class I directors recommended to be elected at the Meeting and each director whose term of office will extend beyond or expire at the Meeting, the year such nominee or director was first elected a director, the principal positions held by the nominees and each director with Asymetrix, the year each nominee's or director's term will expire, the class of each nominee and each director, and certain additional biographical information regarding the two nominees:


                                                                Director        Term
   Name of Nominee or Director    Age Position with Asymetrix    Since   Class Expires
   ---------------------------    --- -----------------------   -------- ----- -------
 Nominees:
    Sally Narodick...............  53 None                         --       I   2002
    Joseph DiNucci...............  56 Senior Vice President,       --       I   2002
                                      Worldwide Sales
 Continuing Directors:
    Kevin Oakes..................  35 President; General          1997     II   2000
                                       Manager, Learning
                                       Services and Director
    Shelley Harrison, Ph.D. (2)..  56 Director                    1997     II   2000
    Ronald S. Posner (1).........  56 Director                    1998     II   2000
    Bert Kolde (1)(2)............  43 Chairman of the Board       1984    III   2001
    James A. Billmaier...........  43 Chief Executive Officer     1995    III   2001
                                      and Director
 Non-continuing Directors:
    Paul G. Allen................  46 Director                    1984      I   1999
    Gary Rieschel (2)............  42 Director                    1996      I   1999

--------
(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

  Ms. Narodick has been President and CEO of APEX Online Learning, Inc., which provides online distance learning courses to high achieving high school students, since October 1998. Before joining APEX Online Learning, she was an independent consultant on educational technology. Prior to that, she was Chairman and

CEO of Edmark Corporation, a publicly held educational software company, from 1989 until Edmark was sold to IBM in December 1996. From December 1996 through March 1998 she served as an educational technology consultant to the Consumer Software Division of IBM. Ms. Narodick is on the boards of Penford Corporation, a publicly held specialty chemical company; Puget Sound Energy, a publicly held gas and electric utility; and APEX Online Learning.

  Mr. DiNucci has been Asymetrix's Senior Vice President, Worldwide Sales since October 1998. Prior to joining Asymetrix, Mr. DiNucci, was the Vice President of Business Development for E.piphany, Inc., which markets enterprise relationship management systems, where he recruited the initial sales force and first customers. Previously, Mr. DiNucci spent five years at Silicon Graphics, a graphics workstation company, as Vice President of Marketing. Prior to that Mr. DiNucci was the Senior Vice President and General Manager of MIPS Computer Systems, where he ran the systems business. Prior to MIPS, Mr. DiNucci spent seventeen years at Digital Equipment Company, where he held a variety of positions, including general manager of DEC's workstation business. Mr. DiNucci is also on the boards of Rand Technologies, a company in Toronto, Ontario and Realax, a company in Frankfurt, Germany.

  Additional biographical information regarding Asymetrix's continuing directors and the Class I directors whose terms will expire at the Meeting and who will not stand for re-election is available at page 14 of this Proxy Statement under "Directors and Executive Officers of Asymetrix."

Board of Directors Meetings and Committees

  Board of Directors. During 1998, the Board met four times, including telephone conference meetings, and acted by unanimous written consent nine times (including meetings and actions by written consent of Asymetrix's Washington predecessor). No director attended fewer than 75% of the aggregate of the number of meetings of the Board (held during the part of 1998 for which he was a director) and the number of meetings held by all committees of the Board on which such director served (during the part of 1998 that such director served), except for Paul Allen who attended 25% of the aggregate of such meetings, but who participated in all actions taken by written consent. Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

  Audit Committee. Mr. Kolde, Dr. Harrison and Mr. Rieschel are the current members of the Audit Committee. The Audit Committee was established in connection with Asymetrix's initial public offering in June 1998. The Audit Committee will meet with Asymetrix's independent accountants to review the adequacy of Asymetrix's internal control systems and financial reporting procedures; review the general scope of Asymetrix's annual audit and the fees charged by the independent accountants; review and monitor the performance of non-audit services by Asymetrix's auditors; review the fairness of any proposed transaction between Asymetrix and any officer, director or other affiliate of Asymetrix (other than transactions subject to the review of the Compensation Committee), and after such review, make recommendations to the full Board; and perform such further functions as may be required by any stock exchange or over-the-counter market upon which Asymetrix's common stock may be listed. The Audit Committee did not meet during 1998.

  Compensation Committee. Prior to Asymetrix's initial public offering, it did not have a Compensation Committee and all compensation decisions with respect to executive officers, other than grants of stock options, were made by the full Board or the Chief Executive Officer. Between October 1997 and June 1998, grants of stock options were made by Asymetrix's Stock Option Plan Administration Committee, which was comprised of Mr. Billmaier and Mr. Kolde. During 1998 the Stock Option Administration Committee acted by written consent four times. Neither Mr. Billmaier nor Mr. Oakes has participated in Board deliberations regarding his respective compensation, and the Stock Option Plan Administration Committee has not granted any options to its members.

  In June 1998, the Board established a Compensation Committee to review and approve the compensation and benefits for Asymetrix's executive officers, administer Asymetrix's stock option, stock purchase and equity incentive plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of Mr. Kolde and Mr. Posner. Mr. Kolde and Mr. Posner are both "non-employee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). During 1998 the Compensation Committee met twice (in conjunction with meetings of the full Board) and acted by written consent twice. Mr. Kolde was an executive officer of Asymetrix from December 1984 until November 1994. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

  Directors do not receive any cash fees for their service on the Board or any Board committee, but they are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. In July 1995, Asymetrix granted to Mr. Allen and Mr. Kolde options to purchase 75,000 shares and 90,000 shares, respectively, of its common stock under its 1995 Plan, each with an exercise price per share of $1.55.

  In May 1998 the stockholders approved the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 187,500 shares of the common stock for issuance thereunder. Members of the Board who are not employees of Asymetrix or any parent, subsidiary or affiliate of Asymetrix are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of such options is the fair market value of the common stock on the date of grant. Under the Directors Plan, Mr. Allen, Mr. Kolde, Mr. Rieschel and Dr. Harrison were each granted an initial option to purchase 7,500 shares on June 11, 1998, the effective date of the Directors Plan. Mr. Posner was granted an initial option to purchase 7,500 shares on September 2, 1998, the date he first became a director. Any other eligible director joining the Board will receive an initial grant of 7,500 shares on the date he or she first becomes a director. The per share exercise price for such options is the fair market value of a share of Asymetrix common stock on the grant date.

  On each anniversary of the initial grant to such director, each eligible director will automatically be granted an additional option to purchase 7,500 shares if such director has served continuously as a member of the Board since the date of the initial grant. The term of these options is ten years, but they will terminate seven months following the date such director ceases to be a member of the Board or a consultant to Asymetrix or twelve months if the termination is due to death or disability. All options granted under the Directors Plan will vest as to 2.77% of the shares each month after the date of grant for so long as the recipient continues as a director or a consultant of Asymetrix. Additionally, immediately prior to the dissolution or liquidation of Asymetrix or a "change in control" transaction, all options granted pursuant to the Directors Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which any unexercised options will expire.

                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                     OF EACH OF THE NOMINEES NAMED ABOVE.

            PROPOSAL NO. 2--AMENDMENT OF 1998 EQUITY INCENTIVE PLAN

  Stockholders are being asked to approve an amendment of Asymetrix's 1998 Equity Incentive Plan (the "Incentive Plan") to increase the number of shares of common stock reserved for issuance thereunder from 1,500,000 shares to 2,500,000 shares. Due to a number of factors, the number of options granted by Asymetrix since the Incentive Plan was adopted was larger than Asymetrix expects would typically be the case for a similar nine-month period, and has significantly depleted the number of options available for grant to new or continuing employees. The reasons for the large number of grants include: (1) the acquisition of Meliora Systems, Inc. ("Meliora") and the grant of options to all employees of Meliora in connection with the acquisition; (2) the grant of significant options in connection with the hiring of a new Senior Vice President, Worldwide Sales as well as several regional sales Vice Presidents and significant sales staff; and (3) the grant of additional options in order to provide ongoing equity incentives to key employees whose original stock option grants are becoming fully vested.

  The Board believes that the increase in the number of shares reserved for issuance under the Incentive Plan is in the best interests of Asymetrix because of the continuing need to provide stock options to attract and retain quality employees and remain competitive in the industry. The granting of equity incentives under the Incentive Plan plays an important role in Asymetrix's efforts to attract and retain employees of outstanding ability. Competition for skilled engineers and other key employees in the software industry is intense and the use of significant stock options for retention and motivation of such personnel is pervasive in the high technology industries. The Board believes that the additional reserve of shares with respect to which equity incentives may be granted will provide Asymetrix with adequate flexibility to ensure that Asymetrix can continue to meet those goals and facilitate Asymetrix's expansion of its employee base.

  The Board approved the proposed amendment on March 24, 1999, to be effective upon stockholder approval. Below is a summary of the principal provisions of the Incentive Plan. The summary is not necessarily complete, and reference is made to the full text of the Incentive Plan.

                   Summary of the 1998 Equity Incentive Plan

Incentive Plan History

  In December 1997 the Board adopted and in May 1998 Asymetrix's stockholders approved the Incentive Plan and reserved 1,500,000 shares of common stock for issuance thereunder (following the 3-for-4 reverse split of Asymetrix's common stock in June 1998). The Incentive Plan became effective upon Asymetrix's initial public offering. The Incentive Plan replaced Asymetrix's 1995 Combined Incentive and Non-qualified Stock Option Plan (the "1995 Plan"). Any shares available for grant under the 1995 Plan on the effective date of the Incentive Plan as well as any shares subject to options granted under the 1995 Plan which options are canceled prior to exercise will be available for grant under the Incentive Plan. The purpose of the Incentive Plan is to offer eligible persons an opportunity to participate in Asymetrix's future performance through awards of stock options, restricted stock and stock bonuses.

  As of March 31, 1999, options to purchase an aggregate of 1,284,207 shares of common stock were outstanding under the Incentive Plan, with exercise prices ranging from $3.69 to $11.00 per share, and options to purchase 540,761 shares were available for grant, 332,468 of which were originally reserved for issuance under the 1995 Plan. As of March 31, 1999, options to purchase an aggregate of 2,981,220 shares of common stock were outstanding under the 1995 Plan, with exercise prices ranging from $1.55 to $11.00 per share, and no additional options were available for grant. From the adoption of the 1995 Plan through March 31, 1999, options to purchase a total of 6,940,250 shares had been granted to all employees as a group (including all current executive officers) under both the 1995 Plan and the Incentive Plan, of which options to purchase 2,040,529 shares had been canceled. As of March 31, 1999, Asymetrix's current executive officers as a group (eight persons) had been granted options under the Incentive Plan and the 1995 Plan to purchase an aggregate of 1,508,368 shares and options to purchase an aggregate of 3,319,353 shares had been granted to current employees other than executive officers. For a list of options granted to Named Executive Officers (as defined in "Executive Compensation") during 1995, 1996 and 1997 under both the Incentive Plan and the 1995 Plan, see the chart on page 19.

Shares

  The stock subject to issuance under the Incentive Plan consists of shares of Asymetrix's authorized but unissued common stock. The number of shares of common stock currently reserved for issuance under the Incentive Plan is 1,500,000 shares, plus those shares not granted or becoming available as a result of cancellations under the 1995 Plan (consisting of 332,468 shares as of March 31, 1999). Proposal No. 2 seeks to increase the number of shares reserved for issuance under the Incentive Plan from 1,500,000 shares to 2,500,000 shares (plus any shares available or becoming available under the 1995 Plan). Shares subject to an option granted pursuant to the Incentive Plan or 1995 Plan that expires or terminates for any reason without being exercised, shares subject to an award granted pursuant to the Incentive Plan that is forfeited or is repurchased by Asymetrix at the original issue price, and shares subject to an award granted pursuant to the Incentive Plan that otherwise terminates without shares being issued will again become available for grant and issuance pursuant to awards under the Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Eligibility

  Employees, officers, directors, consultants, independent contractors and advisors of Asymetrix or any parent or subsidiary of Asymetrix are eligible to receive awards under the Incentive Plan. No person will be eligible to receive more than 500,000 shares in any calendar year pursuant to awards granted under the Incentive Plan. Notwithstanding the foregoing, a new employee is eligible to receive up to a maximum of 1,000,000 shares pursuant to the Incentive Plan in the calendar year in which he or she commences employment. As of March 31, 1999, approximately 307 persons were in the class of persons eligible to participate in the Incentive Plan (not including consultants, independent contractors and advisors), 968,812 shares had been issued upon exercise of options under the Incentive Plan and the 1995 Plan, 4,265,427 shares were subject to outstanding options under the Incentive Plan and the 1995 Plan, and no shares had been issued pursuant to stock bonus awards. As of that date, 540,761 shares were available for future grant, including shares becoming available as a result of cancellations under the 1995 Plan but not including the proposed amendment to the Incentive Plan. If the proposed amendment had been approved by the stockholders as of such date, there would have been 1,540,761 shares available under the Incentive Plan. The closing price of Asymetrix's common stock on the Nasdaq National Market was $4.69 per share as of March 31, 1999, the last trading day before the Record Date.

Administration

  The Incentive Plan is administered by the Compensation Committee, the members of which are appointed by the Board. The Compensation Committee currently consists of Bert Kolde and Ronald S. Posner, both of whom are "non-employee directors," as defined in Rule 16b-3 promulgated under the Exchange Act and "outside directors," as defined pursuant to Section 162(m) of the Code.

  Subject to the terms of the Incentive Plan, the Compensation Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards, except that Mr. Billmaier may not participate in any decision with respect to the grant of options to him. The Compensation Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

Stock Options

  The Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of Asymetrix or any parent or subsidiary of Asymetrix. The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the Incentive Plan) of a share of common stock at the time the ISO is granted. The per share exercise price of an ISO granted to a 10% stockholder must be no less than 110% of the fair market value of a share of common stock at the time the ISO is granted. The option exercise price for each NQSO share must be no less than 85% of the fair market value of a share of common stock at the time of grant. Asymetrix has does not intend to grant options under the Incentive Plan at less than fair market value in the foreseeable future.

  The exercise price of options granted under the Incentive Plan may be paid (to the extent the following are approved by the Compensation Committee at the time of grant): (1) in cash (by check); (2) by cancellation of indebtedness of Asymetrix to the participant; (3) by surrender of shares of Asymetrix's common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the participant and a NASD broker; or (8) by any combination of the foregoing.

Restricted Stock Awards

  The Compensation Committee may grant participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. The purchase price for such awards must be no less than 85% of the fair market value of Asymetrix's common stock on the date of the award (and in the case of an award granted to a 10% stockholder, the purchase price shall be 100% of fair market value) and can be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the Compensation Committee at the time of grant. Asymetrix has not granted any restricted stock awards under the Incentive Plan to date, and does not intend to do so in the foreseeable future.

Stock Bonus Awards

  The Compensation Committee may grant participants stock bonus awards either in addition to or in tandem with other awards under the Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. Asymetrix has not granted any stock bonus awards under the Incentive Plan to date, and does not intend to do so in the foreseeable future.

Mergers, Consolidations, Change of Control

  In the event of a merger, consolidation, dissolution or liquidation of Asymetrix, the sale of substantially all of its assets, or any other similar corporate transaction, the successor corporation may assume awards under the Incentive Plan, substitute equivalent awards in exchange for those granted under the Incentive Plan, or provide consideration substantially similar to that which is provided to stockholders of Asymetrix in such transaction. In the event that the successor corporation does not assume or substitute awards, then the vesting of all awards granted pursuant to the Incentive Plan will accelerate immediately prior to the transaction.

Amendment of the Incentive Plan

  The Board may at any time terminate or amend the Incentive Plan, including amending any form of award agreement or instrument to be executed pursuant to the Incentive Plan. However, the Board may not amend the Incentive Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

Term of the Incentive Plan

  Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire in December 2007, ten years from the date it was adopted by the Board.

Federal Income Tax Information

  THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO ASYMETRIX AND PARTICIPANTS UNDER

THE INCENTIVE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

  Incentive Stock Options. A participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the participant is subject to the alternative minimum tax ("AMT")). If the participant holds shares acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the participant.

  Alternative Minimum Tax. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of the portion of an individual taxpayer's alternative minimum taxable income that would otherwise be taxable as ordinary income (28% in the case of alternative minimum taxable income in excess of $175,000). A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price), and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

  Nonqualified Stock Options. A participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by Asymetrix (either by payment in cash or withholding out of the participant's salary). Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

  Restricted Stock and Stock Bonus Awards. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

  Maximum Tax Rates. The maximum tax rate applicable to ordinary income and short-term capital gains is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than 12 months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

  Tax Treatment of Asymetrix. Asymetrix generally will be entitled to a deduction in connection with the exercise of an NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income and Asymetrix withholds tax. Asymetrix will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

  ERISA. The Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

New Plan Benefits

  The amounts of future option grants under the Incentive Plan to (1) Asymetrix's Chief Executive Officer; (2) the Named Executive Officers; (3) all current executive officers as a group; (4) all current directors who are not executive officers as a group; and (5) all employees, including all officers who are not executive officers, as a group, are not determinable because under the terms of the Incentive Plan such grants are made in the discretion of the Compensation Committee or its designees. Future option exercise prices under the Incentive Plan are not determinable because they are based upon the fair market value of Asymetrix's common stock on the date of grant.

             THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE
                          1998 EQUITY INCENTIVE PLAN.

         PROPOSAL NO. 3--APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN

  Stockholders are being asked to approve Asymetrix's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was adopted by the Board on March 24, 1999, to be effective upon stockholder approval. The Board believes that the approval of the Stock Purchase Plan is in the best interests of Asymetrix because of the need to provide equity participation to attract and retain quality employees and remain competitive in the industry, as similar plans are offered by most companies with which Asymetrix competes for employees. The Stock Purchase Plan will continue until the earliest to occur of its termination by the Board, issuance of the maximum aggregate number of shares of common stock permitted to be issued under the Stock Purchase Plan or March 24, 2009, ten years from the date the Board adopted the Stock Purchase Plan.

  The purpose of the Stock Purchase Plan is to provide employees of Asymetrix and its subsidiaries and affiliates designated by the Board as eligible to participate in the Stock Purchase Plan with a convenient means to acquire an equity interest in Asymetrix through payroll deductions, to enhance such employees' sense of participation in the affairs of Asymetrix and to provide an additional incentive for continued employment.

Shares

  The stock subject to issuance under the Stock Purchase Plan consists of shares of Asymetrix's authorized but unissued common stock. The Board has reserved 450,000 shares of common stock for issuance under the Stock Purchase Plan. In addition, on each January 1 during the term of the Stock Purchase Plan, the aggregate number of shares reserved for issuance will be increased automatically by the number of shares purchased under the Stock Purchase Plan in the preceding calendar year. However, the aggregate number of shares issued over the term of the Stock Purchase Plan shall not exceed 4,500,000 shares. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Eligibility

  All employees of Asymetrix, or any parent or subsidiary, are eligible to participate in an Offering Period (as defined below) under the Stock Purchase Plan, except the following:

  . employees who are not employed by Asymetrix ten days before the beginning of such Offering Period;

  . employees who are customarily employed for less than 20 hours per week;

  . employees who are customarily employed for less than five months in a calendar year; and

  . employees who own stock or hold options to purchase stock or who, as a result of participation in the Stock Purchase Plan, would own stock or hold options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Asymetrix.

  As of March 31, 1999, approximately 302 persons would be eligible to participate in the Stock Purchase Plan. As of March 31, 1999 (the last trading day prior to the Record Date), the closing price of Asymetrix's common stock on the Nasdaq National Market was $4.69 per share. Employees will participate in the Stock Purchase Plan through payroll deductions. An employee will set the rate of such payroll deductions, which may not be less than 1% nor more than 10% of the employee's total cash compensation, before any deductions from the employee's cash compensation pursuant to Sections 125 or 401(k) of the Code. No employee is permitted to purchase shares under the Stock Purchase Plan at a rate which, when aggregated with such employee's rights to purchase stock under all similar purchase plans of Asymetrix, exceeds $25,000 in fair market value for each calendar year (determined as of the Offering Date, described below).

Administration

  The Stock Purchase Plan will be administered by the Compensation Committee. The Compensation Committee's interpretation or construction of any provisions of the Stock Purchase Plan will be final and binding on all participants.

Offering Periods

  Each offering of common stock under the Stock Purchase Plan is for a period of 24 months (the "Offering Period"). Offering Periods are planned to commence on February 1 and August 1 of each year and to end on January 31 and July 31 of each year, respectively. Each Offering Period consists of four six-month purchase periods (individually, a "Purchase Period") during which payroll deductions of the participants are accumulated under the Stock Purchase Plan. The Board has the power to set the beginning of any Offering Period and to change dates or the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced at least 15 days before the scheduled beginning of the first Offering Period or Purchase Period to be affected. The first day of each Offering Period is the "Offering Date" for such Offering Period and the last business day of each Purchase Period is the "Purchase Date" for such Purchase Period.

  Participating employees would participate in the Stock Purchase Plan during each Offering Period through regular payroll deductions as described above. Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Stock Purchase Plan. Once enrolled, an employee will automatically participate in each succeeding Offering Period unless the employee withdraws from the Offering Period or the Stock Purchase Plan is terminated. After the rate of payroll deductions for an Offering Period has been set by an Employee, that rate will continue to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any Offering Period, but no more than one change may be made during a single Offering Period, except that the employee may at any time elect to reduce payroll deductions to zero without withdrawing from the Stock Purchase Plan (but may not thereafter resume payroll deductions in that Offering Period).

Purchase Price

  The purchase price of shares that may be acquired in any Purchase Period under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the Offering Date or the fair market value of the shares on the Purchase Date. The fair market value of a share of Asymetrix's common stock is deemed to be the closing price of Asymetrix's common stock on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal.

Purchase of Stock Under the Stock Purchase Plan

  The number of whole shares an employee will be able to purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the employee pursuant to the Stock Purchase Plan during the Purchase Period by the purchase price for each share determined as described above. The purchase will take place automatically on the Purchase Date for such Purchase Period.

Withdrawal

  An Employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawing employee, without interest, provided that the withdrawal occurs at least 15 days before the related Purchase Date. If the withdrawal occurs less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period at least 15 days before the Offering Date.

Amendment of the Stock Purchase Plan

  The Board may at any time amend, terminate or extend the term of the Stock Purchase Plan, except that any such termination cannot affect the terms of an option to purchase shares previously granted under the Stock Purchase Plan, nor may any amendment make any change in the terms of an option to purchase shares previously granted which would adversely affect the right of any participant, nor may any amendment be made without stockholder approval if such amendment would: (1) increase the number of shares that may be issued under the Stock Purchase Plan; (2) change the designation of the employees (or class of employees) eligible for participation in the Stock Purchase Plan; or
(3) constitute an amendment for which stockholder approval is required in order to comply with Rule 16b-3 (or any successor rule) of the Exchange Act.

Term of the Stock Purchase Plan

  The Stock Purchase Plan will continue until the earlier to occur of: (1) termination of the Stock Purchase Plan by the Board; (2) the issuance of all the shares of common stock reserved for issuance under the Stock Purchase Plan; or (3) March 24, 2009, ten years after the date the Stock Purchase Plan was adopted by the Board.

Federal Income Tax Information

  THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO ASYMETRIX AND EMPLOYEES PARTICIPATING IN THE STOCK PURCHASE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE STOCK PURCHASE PLAN.

  The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

  Tax Treatment of the Employees. Employees will not recognize income for federal income tax purposes either upon enrollment in the Stock Purchase Plan or upon the purchase of shares. All tax consequences are deferred until an employee sells the shares, disposes of the shares by gift or dies.

  If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of

15% of the fair market value of the shares at the beginning of the Offering Period or the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as capital gain, taxed at a rate that depends on how long the shares have been held. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a capital loss for the difference between the sale price and the purchase price.

  If the shares are sold or are otherwise disposed of including by way of gift (but not death, bequest or inheritance) (a "disqualifying disposition") within either the one-year or the two-year holding periods described above, the employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

  Tax Treatment of Asymetrix. Asymetrix will be entitled to a deduction in connection with the disposition of shares acquired under the Stock Purchase Plan only to the extent that an employee recognizes ordinary income on a disqualifying disposition of the shares. Asymetrix will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary. In order to enable Asymetrix to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, participating employees will be required to notify Asymetrix in writing of the date and terms of any disposition of shares purchased under the Stock Purchase Plan.

  ERISA. The Stock Purchase Plan is not subject to any of the provisions of ERISA nor is it qualified under Section 401(a) of the Code.

New Plan Benefits

  The amounts of future purchases under the Stock Purchase Plan by (1) Asymetrix's Chief Executive Officer; (2) the Named Executive Officers; (3) all current executive officers as a group; (4) all current directors who are not executive officers as a group; and (5) all employees, including all officers who are not executive officers, as a group, are not determinable because under the terms of the Stock Purchase Plan such purchases are based on participant contributions. Future purchase prices under the Stock Purchase Plan are not determinable because they are based on the fair market value of Asymetrix's common stock at the beginning of each Offering Period and on each Purchase Date.

              THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE
                      1999 EMPLOYEE STOCK PURCHASE PLAN.

     PROPOSAL NO. 4--RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Asymetrix has selected KPMG LLP as its independent accountants to perform the audit of Asymetrix's financial statements for 1999, and the stockholders are being asked to ratify such selection. KPMG LLP has been engaged as Asymetrix's independent accountants since 1997. Representatives of KPMG LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

               THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                         OF THE SELECTION OF KPMG LLP.

                 DIRECTORS AND EXECUTIVE OFFICERS OF ASYMETRIX

  The following table sets forth certain information regarding the executive officers and directors of Asymetrix as of March 31, 1999:

               Name              Age                        Position
               ----              ---                        --------
   James A. Billmaier......       43 Chief Executive Officer and Director
   Kevin M. Oakes..............   35 President, General Manager, Learning Services and
                                      Director
   Joseph DiNucci..............   56 Senior Vice President, Worldwide Sales
   John M. Kellum..............   48 Vice President and General Manager, Online Learning
                                      Products
   Steven Martino..............   40 Vice President, Marketing
   John D. Atherly.............   40 Vice President, Finance and Administration and Chief
                                      Financial Officer
   Steven Esau.................   36 Vice President, General Counsel and Corporate Secretary
   Gordon Rogers...............   43 Vice President, Strategic Alliances
   Bert Kolde(1)(2)............   43 Chairman of the Board
   Paul G. Allen(3)............   46 Director
   Shelley Harrison, Ph.D.(2)..   56 Director
   Gary Rieschel(2)(3).........   42 Director
   Ronald S. Posner(1).........   56 Director

--------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Term expires at the 1999 annual meeting of stockholders and will not stand for re-election

  Mr. Billmaier has served as Chief Executive Officer and a director of Asymetrix since July 1995 and served as President from July 1995 until September 1997. From January 1994 until July 1995 he was the Vice President and General Manager of the Network Software Products Business of Sun Microsystems, Inc. From February 1992 until January 1994 he was Vice President of Marketing and Business Development for SunSoft, Sun Microsystems' software business division. Prior to joining Sun Microsystems, Mr. Billmaier served as the Vice President of Software Marketing and Business Development at MIPS Technologies, Inc., a developer of computer microprocessors, and before that he was responsible for UNIX workstation products and strategies at Digital Equipment Corporation.

  Mr. Oakes has served as President and General Manager, Learning Services, since he joined Asymetrix in September 1997. Prior to that time, Mr. Oakes was the President of each of the Oakes Companies which he founded in March 1993, January 1996 and March 1997, respectively, and each of which Asymetrix acquired in September 1997. Prior to forming the Oakes Companies, Mr. Oakes was a Senior Account Representative for The Minnesota Mutual Life Insurance Company.

  Mr. DiNucci joined Asymetrix in October 1998 as Senior Vice President, Worldwide Sales. Prior to joining Asymetrix, Mr. DiNucci was the Vice President of Business Development for E.piphany, Inc., which markets enterprise relationship management systems, where he recruited the initial sales force and first customers. Previously, Mr. DiNucci spent five years at Silicon Graphics, a graphics workstation company, as Vice President of Marketing. Prior to that Mr. DiNucci was the Senior Vice President and General Manager of MIPS Computer Systems, where he ran the systems business. Prior to MIPS, Mr. DiNucci spent seventeen years at Digital Equipment Company, where he held a variety of positions, including general manager of DEC's workstation business. Mr. DiNucci is a director of Rand Technologies in Toronto, and Realax in Frankfurt.

  Mr. Kellum has served as Vice President and General Manager, Online Learning Products since November 1995, and prior to that was Senior Director of Business Development since he joined Asymetrix in September 1995. From May 1993 to September 1995 he served as Director of Technology and Business Development at

SunSoft. From 1987 to May 1993 he served as Director of Engineering at Intergraph Corporation, a graphics workstation company. Prior to that time, he served as Director of Operating Systems at Fairchild Research Center and as a Senior Research Scientist at Honeywell Research Center.

  Mr. Martino has served as Asymetrix's Vice President, Marketing since January 1999. From October 1998 until January 1999, he was Vice President, Strategic Relationships. From October 1997 until October 1998 he was Vice President, Sales, and prior to that was Vice President and General Manager, Professional Services from February 1997 to October 1997 and Vice President, Marketing from September 1995, when he joined Asymetrix, to February 1997. From 1990 to September 1995 Mr. Martino was with Sun Microsystems, most recently as the Senior Director of Marketing for SunSoft. Prior to that time, he was a Senior Manager at Price Waterhouse, and held various sales and marketing positions at Xerox Corporation.

  Mr. Atherly has served as Vice President, Finance and Administration and Chief Financial Officer of Asymetrix since February 1995, and prior to that was Director of Finance and Operations, Treasurer and Secretary from February 1993 until February 1995. Mr. Atherly held various other positions since he joined Asymetrix in June 1990, including controller from February 1991 until February 1993. Prior to joining Asymetrix, Mr. Atherly was a Finance and Operations Manager at MicroDisk Services, a software manufacturing services company.

  Mr. Esau has served as General Counsel of Asymetrix since October 1995 and also as a Vice President and Secretary of Asymetrix since January 1997. Prior to that time, Mr. Esau was the Director of Legal Affairs from February 1995 until October 1995, and before that he was counsel to Asymetrix since joining Asymetrix in February 1994. From 1988 until February 1994, he was in private law practice, first with Stoel Rives LLP in Seattle and then with his own law firm, where he focused on advising software and technology startup companies.

  Mr. Rogers joined Asymetrix in July of 1998, and currently holds the position of Vice President of Strategic Alliances at Asymetrix. Prior to that time, he was President and CEO of Meliora Systems, Inc., a software development and training company which he founded in 1988. From 1986 to 1988, he worked as a research associate at the University of Rochester. From 1979 to 1986, he was employed by Canadian National Railways, serving in a variety of functions, including market development, pricing, and operations planning.

  Mr. Kolde was appointed Chairman of the Board of Asymetrix in July 1997, and has been a director since Asymetrix was founded in December 1984. Mr. Kolde served as Executive Vice President of Asymetrix from December 1984 until April 1993, and thereafter as President until November 1994. Mr. Kolde is Vice Chairman of Trail Blazers Inc., Football Northwest LLC, First & Goal Inc. and Oregon Arena Corporation and a Vice President of Vulcan Ventures, Inc. Mr. Kolde serves as a director of MetaCreations Corp. and Beyond.com Corp. Prior to joining Asymetrix, Mr. Kolde was the Vice President of Management Reporting of Seafirst Corporation.

  Mr. Allen founded Asymetrix in 1984 and has served as a director since that time. Mr. Allen also served as the President of Asymetrix from its founding until April 1993, and as the Chief Executive Officer from Asymetrix's founding until July 1995. Mr. Allen was a co-founder of Microsoft Corporation and is a member of Microsoft's board of directors. Mr. Allen is Chairman and Chief Executive Officer of Vulcan Ventures, Inc. which owns and invests in a suite of companies exploring the potential of multimedia digital communications. Mr. Allen is the owner of Interval Research Corp., Vulcan Ventures, Inc., Trail Blazers Inc. and Football Northwest LLC, is a partner in the entertainment studio Dreamworks SKG, and holds investments in more than 35 technology companies. Mr. Allen is also a director of USA Networks, Inc.

  Dr. Harrison has served as a director of Asymetrix since September 1997, when Asymetrix acquired Aimtech Corporation. Dr. Harrison serves as Chairman and Chief Executive Officer of Spacehab, Incorporated, a developer of habitable modules for the United States space shuttle fleet. From 1987 until its dissolution in December 1998, Dr. Harrison was a Managing General Partner of Poly Ventures, Limited Partnership, a venture capital fund. Prior to that time, Dr. Harrison co-founded and served as Chairman and Chief Executive Officer of Symbol Technologies, Inc., a provider of bar code laser scanners and portable terminals. Dr. Harrison is also a director of Netmanage, Inc. and Globecomm Systems Inc.

  Mr. Rieschel has served as a director of Asymetrix since October 1996. Mr. Rieschel has been a Senior Vice President of SOFTBANK Holdings, Inc., a venture capital fund, since January 1996. Prior to that time, Mr. Rieschel served as Vice President of Marketing for nCUBE from August 1994 to December 1995, as Director of Channel Sales for Cisco Systems from September 1993 to August 1994, and as General Manager, Asia for Sequent Computer from January 1989 to July 1993. Mr. Rieschel is a director of OnLive! Technologies, Inc., Concentric Network Corporation, USWeb Corporation and several private companies.

  Mr. Posner became a director of Asymetrix in September 1998. Mr. Posner is Chairman of PS Capital, a venture capital firm based in San Francisco, New York and London. Prior to that Mr. Posner was Chairman of Graphix Zone, a multimedia publisher and was CEO of StarPress Multimedia, which was acquired by Graphix Zone. Prior to that, Mr. Posner was CEO of WordStar, a business productivity software company. In addition, Mr. Posner has over 20 years experience in the technology industry, having held executive positions with a number of high technology companies, including CyberMedia, Peter Norton Computing, Ansa Software and Ashton-Tate. He is also a director of Select Software and Beyond.com.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to Asymetrix with respect to the beneficial ownership of Asymetrix's common stock as of March 31, 1999 by: (1) each person who is known by Asymetrix to own beneficially more than 5% of Asymetrix's common stock, (2) each director of Asymetrix, (3) each of the Named Executive Officers and (4) all directors and executive officers of Asymetrix as a group.

                                   Number of Shares  Percentage of Common Stock
   Name of Beneficial Owner       Beneficially Owned   Beneficially Owned (1)
   ------------------------       ------------------ --------------------------
   Paul G. Allen (2)............      5,927,291                 42.1%
   Kevin M. Oakes (3)...........        517,294                  3.7
   James A. Billmaier (4).......        497,654                  3.4
   Gary Rieschel (5)............        293,585                  2.1
   John D. Atherly (6)..........         98,498                    *
   Bert Kolde (7)...............         92,291                    *
   Steven Martino (8)...........         89,841                    *
   John M. Kellum (9)...........         68,591                    *
   Ronald S. Posner (10)........         41,666                    *
   Shelley Harrison, Ph.D.
    (11)........................          4,942                    *
   All officers and directors as
    a group (13 persons)(12)....      7,948,530                 53.1

--------
  *  Less than 1% of Asymetrix's outstanding common stock

 (1) Percentage ownership is based on 13,990,906 shares outstanding as of March 31, 1999. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. The address for each holder of more than 5% of Asymetrix common stock is c/o Asymetrix Learning Systems, Inc., 110-110th Avenue NE, Bellevue, Washington 98004. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes 77,291 shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Allen is the founder and a director of Asymetrix.

 (3) Includes 6,827 shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Oakes is President and General Manager, Learning Services and a director of Asymetrix.

 (4) Represents shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Billmaier is the Chief Executive Officer and a director of Asymetrix.

 (5) Includes 2,291 shares subject to stock options exercisable within 60 days of March 31, 1999 and 291,294 shares held of record by SoftVen No. 2 Investment Enterprise Partnership. Mr. Rieschel, a Senior Vice President of SOFTBANK Holdings, Inc., an affiliate of SoftVen No. 2 Investment Enterprise Partnership, is a director of Asymetrix. Mr. Rieschel disclaims beneficial ownership of such 291,294 shares.

 (6) Includes 97,423 shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Atherly is Vice President, Finance and Administration and Chief Financial Officer of Asymetrix.

 (7) Represents shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Kolde is Chairman of the Board of Asymetrix.

 (8) Represents shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Martino is Vice President, Marketing of Asymetrix.

 (9) Represents shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Kellum is Vice President and General Manager, Online Learning Products of Asymetrix.

(10) Includes 1,666 shares subject to stock options exercisable within 60 days of March 31, 1999. Mr. Posner is a director of Asymetrix.

(11) Includes 2,291 shares subject to stock options exercisable within 60 days of March 31, 1999. Dr. Harrison is a director of Asymetrix. Includes 2,428 shares held of record by Poly Ventures Associates, L.P.
     Dr. Harrison is a general partner of Poly Ventures Associates, L.P. Dr. Harrison disclaims beneficial ownership of shares held by Poly Ventures except to the extent of his pecuniary interest therein. Includes 30 shares held of record by Dr. Harrison's spouse.

(12) Represents the shares described in footnotes (2) (11), plus an additional 321,331 shares beneficially owned by two other executive officers, of which 50,081 shares were subject to stock options exercisable within 60 days of March 31, 1999, and of which 118,627 are owned of record by the spouse of one of such officers.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to Asymetrix in all capacities during the year ended December 31, 1998 by Asymetrix's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1998 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                          Annual         Long Term Compensation
                                       Compensation              Awards
                                     ----------------    ----------------------
     Name and Principal                                  Securities Underlying
        Position(1)           Year    Salary   Bonus           Options(#)
     ------------------      ------- -------- -------    ----------------------
James A. Billmaier.......... 1998    $259,616 $47,343(2)            --
 Chief Executive Officer.... 1997     250,000  74,875(3)        187,499
                             1996     250,000  70,950(4)            --

Kevin Oakes................. 1998     144,231  24,855(2)            --
 President and General       1997(5)   37,500     --             17,250
  Manager, Learning Services 1996(5)      --      --                --

Steven Martino.............. 1998     155,769  35,507(2)          7,499
 Vice President, Marketing   1997     133,404  36,075(3)         37,499
                             1996     125,000  10,936(4)          7,500

John D. Atherly............. 1998     130,038  18,695(2)         15,000
 Vice President, Finance and 1997     119,326  28,260(3)         15,000
  Administration and Chief   1996     115,000  10,061(4)            --
  Financial Officer

John M. Kellum.............. 1998     131,640  17,398(2)          7,499
 Vice President and General  1997     121,827  26,644(3)         37,499
  Manager, Online Learning   1996     114,615   4,943(4)          7,500
  Products

--------
(1) Joseph DiNucci, Asymetrix's Senior Vice President, Worldwide Sales joined Asymetrix in October 1998, and Gordon Rogers, Asymetrix's Vice President, Strategic Alliances joined Asymetrix in July 1998. Based on their annual salaries and incentive compensation, Mr. DiNucci and Mr. Rogers would have been Named Executive Officers if they had been with Asymetrix during all of 1998.

(2) Includes certain bonus or incentive compensation earned in 1997 but not paid until 1998, and does not include bonus compensation earned in 1998 but not paid in 1998.

(3) Includes certain bonus or incentive compensation earned in 1996 but not paid until 1997, and does not include bonus compensation earned in 1997 but not paid in 1997.

(4) Includes certain bonus or incentive compensation earned in 1995 but not paid until 1996, and does not include bonus compensation earned in 1996 but not paid in 1996.

(5) Mr. Oakes joined Asymetrix on September 30, 1997. No compensation was paid during 1996 and compensation paid in 1997 is limited to salary for the last three months of the fiscal year.

                         Option Grants in Fiscal 1998

  The following table sets forth certain information regarding stock options granted to each of the Named Executive Officers during the year ended December 31, 1998.

                                                                           Potential
                                     Individual Grants (1)              Realizable Value
                         ----------------------------------------------    at Assumed
                         Number of    Percent of                        Annual Rates of
                         Securities Total Options                       Appreciation for
                         Underlying   Granted to   Exercise             Option Terms(2)
                          Options    Employees in  Price Per Expiration ----------------
Name                      Granted   Fiscal Year(3) Share(4)     Date      5%       10%
----                     ---------- -------------- --------- ---------- ------- --------
James A. Billmaier......      --          --           --         --        --       --
Kevin Oakes.............      --          --           --         --        --       --
Steven Martino..........    7,499        0.48%      $11.00     6/8/08   $51,877 $131,466
John D. Atherly.........   15,000        0.97%       11.00     6/8/08   103,768  262,968
John M. Kellum..........    7,499        0.48%       11.00     6/8/08    51,877  131,466

--------
(1) Options granted in 1998 were granted under Asymetrix's 1995 Combined Incentive and Non-qualified Stock Option Plan (the "1995 Plan"). These options become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 2.08% of these shares each month thereafter, subject to acceleration upon certain changes in control of Asymetrix. These options have a term of ten years.

(2) Potential realizable value is based on the assumption that the common stock of Asymetrix appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect Asymetrix's projection or estimate of future stock price growth.

(3) Asymetrix granted options to purchase an aggregate of 1,552,579 shares of common stock to all employees during 1998.

(4) Options were granted at an exercise price equal to the fair market value of Asymetrix's common stock as determined by the Board.

                         Fiscal Year End Option Values

  The following table sets forth for each of the Named Executive Officers the number and year-end value of exercisable and unexercisable options for the year ended December 31, 1998.

                                                Number of Securities    Value of Unexercised In-
                                               Underlying Unexercised     the-Money Options at
                           Shares              Options at 12/31/98(1)          12/31/98(2)
                         Acquired on  Value   ------------------------- -------------------------
          Name            Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
James A. Billmaier......      --          --    431,248      206,251    $1,087,778    $185,722
Kevin Oakes.............      --          --      5,390       11,860             0           0
Steven Martino..........      --          --     77,497       50,001       185,716      47,759
John D. Atherly.........      --          --     90,197       30,352       240,225      16,029
John M. Kellum..........   20,000    $109,000    56,247       51,251       125,578      51,297

--------
(1) Options shown were granted under the 1995 Plan and are subject to vesting as described in footnote (1) to the option grant table above.

(2) Based on the closing price of Asymetrix common stock on the Nasdaq National Market on December 31, 1998 of $4.38 per share, net of exercise price.

Employment Agreements

  In July 1998, in connection with Asymetrix's acquisition of Meliora Systems, Inc., Asymetrix entered into an Employment Agreement with Gordon Rogers, Asymetrix's Vice President, Strategic Alliances. Pursuant to the terms of this agreement, Mr. Rogers currently receives an annual salary of at least $120,000, has a target bonus of 30% of his annual salary, and is eligible to receive a maximum bonus of 100% of his annual salary. In addition, Mr. Rogers was granted an option to purchase 132,500 shares of Asymetrix common stock at a price per share of $8.94, in accordance with the terms of the Asymetrix 1998 Equity Incentive Plan. Upon the involuntary termination of Mr. Rogers employment during the two-year term of the employment agreement for other than "Cause" (as defined in the agreement), Mr. Rogers shall be entitled to receive his then-current base salary and health and dental insurance for a period ending two years after the effective date of the agreement and he will be paid all compensation accrued through the date of termination (including a pro rata portion of any bonus payable for the quarter in which termination occurred). If Mr. Rogers employment is involuntarily terminated other than for Cause prior to July 1, 2002, then the option for 132,500 shares of Asymetrix common stock (but no subsequently granted options) shall become exercisable in full.

  In September 1997, in connection with Asymetrix's acquisitions of the Oakes Companies, Asymetrix entered into an Employment Agreement with Kevin Oakes, Asymetrix's President and General Manager, Learning Services. Pursuant to the terms of this agreement, Mr. Oakes received an annual salary of $150,000, has a target bonus of 35% of his annual salary, and is eligible to receive a maximum bonus of 100% of his annual salary. In addition, Mr. Oakes was granted an option to purchase 17,250 shares of the Company's Common Stock at a price per share of $6.00, in accordance with the terms of the Asymetrix's 1995 Incentive and Non-qualified Stock Option Plan. Mr. Oakes' Employment Agreement expired in September 1998, and he is currently employed with Asymetrix on an at will basis at the same salary and on the same bonus plan as set forth in the Employment Agreement.

                       REPORT ON EXECUTIVE COMPENSATION

  This Report of the Compensation Committee is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Asymetrix specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

  Final decisions regarding executive compensation and stock option grants to executives and employees are made by the Compensation Committee of the Board. The Compensation Committee is composed of two independent non-employee directors.

General Compensation Policy

  The Compensation Committee acts on behalf of the Board to establish the general compensation policy for executives officers of Asymetrix. The Compensation Committee reviews and approves the general executive bonus plan and individual incentive compensation plans for certain executive officers who do not participate in the general executive bonus plan at or about the beginning of each year. Executive salaries are considered by the Compensation Committee in connection with Asymetrix's company-wide employee review cycle. The Compensation Committee also administers Asymetrix's incentive and equity plans, including the 1998 Equity Incentive Plan (the "Incentive Plan"), the 1998 Directors Stock Option Plan (the "Directors Plan") and will administer (upon its approval by the stockholders) the 1999 Employee Stock Purchase Plan (the "Purchase Plan").

  The Compensation Committee's general philosophy in compensating executive officers, including the Chief Executive Officer, is to relate compensation to corporate performance. Long-term equity incentives for executive officers are effected through the granting of stock options under the Incentive Plan. Stock options generally have value for the executive only if the price of Asymetrix's stock increases above the fair market value on the grant date and the executive remains employed by Asymetrix for the period required for the shares to vest. In addition, the executive bonus plan or individual incentive compensation plans account for a significant portion of the target compensation for executive officers. Bonuses are determined solely by corporate performance targets, while executives with revenue generating responsibility have incentive compensation plans tied to the recognition of revenue for which they are responsible.

  The base salaries and stock option grants of the executive officers are determined in part by the Compensation Committee informally reviewing data on prevailing compensation practices in technology companies with whom Asymetrix competes for executive talent and by their evaluating such information in connection with the Asymetrix's corporate goals. To this end, the Compensation Committee attempts to compare the compensation of Asymetrix's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. With respect to the compensation of executive officers other than the CEO, the Compensation Committee also considers the recommendations of the CEO. In addition to their base salaries, Asymetrix's executive officers, including the CEO, are each eligible to participate in the Incentive Plan, and will be eligible to participate in the Purchase Plan.

  In preparing the stock price performance graph included with this Proxy Statement, Asymetrix used the Nasdaq Computer & Data Processing Services Stocks Index as its published line of business index. However, the compensation practices of most of the companies in the Nasdaq Computer & Data Processing Services Stocks Index are not reviewed by the Compensation Committee when setting executive salaries because such companies are not competitive with Asymetrix for executive talent.

1998 Executive Compensation

  Base Compensation. Base compensation for 1998 was determined prior to the formation of the Compensation Committee, and was set either by the full Board or by the CEO. During 1999, the Compensation Committee intends to review the recommendations and performance and market data outlined above and establish a base salary level for each executive officer, including the CEO.

  Incentive Compensation. Under the current executive bonus plan, bonuses are paid in the quarter following a quarter in which corporate performance goals are met. Asymetrix paid cash bonuses to its executive officers in the first quarter of 1998 with respect to corporate performance goals for the fourth quarter of 1997, and in the second quarter of 1998 with respect to corporate performance goals for the first quarter. Bonuses will be paid in 1999 only if corporate performance goals are met. Certain executives with revenue generating responsibility do not participate in the executive bonus plan, but have incentive compensation plans tied to the revenue for which they are responsible.

  Stock Options. Stock options are granted to certain executive officers as incentives to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins Asymetrix, in connection with a significant change in responsibilities and to reward continued performance. The Compensation Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In the discretion of the Compensation Committee, executive officers may also be granted stock options under the Incentive Plan to provide a greater incentive to continue their employment with Asymetrix and to strive to increase the value of Asymetrix's common stock.

  In 1998, the Compensation Committee did not make any grants to executive officers. Prior to the establishment of the Compensation Committee, stock option grants were determined by an Option Plan Administration Committee, which did make grants to executive officers in 1998. In making grants to executive officers during 1998, the Option Plan Administration Committee generally considered these same factors. The stock options generally become exercisable over a four-year period and are granted at an exercise price that is equal to the fair market value of Asymetrix's common stock on the date of grant.

  Company Performance and CEO Compensation. Mr. Billmaier received bonus compensation in 1998 based on corporate performance goals achieved during the fourth quarter of 1997 and the first quarter of 1998. He did not receive any stock options in that year.

  Compliance with Section 162(m) of the Internal Revenue Code of
1986. Asymetrix intends to comply with the requirements of Section 162(m) of the Internal Revenue Code. The Incentive Plan is already in compliance with
Section 162(m) by limiting stock awards to Named Executive Officers. Asymetrix does not expect cash compensation for any executive officer during 1999 to be in excess of $1,000,000 or consequently to be affected by the requirements of
Section 162(m).

MEMBERS OF THE COMPENSATION COMMITTEE

Bert Kolde
Ronald S. Posner

                        COMPANY STOCK PRICE PERFORMANCE

  The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Asymetrix specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

  The graph below compares the cumulative total stockholder return on (1) the common stock of Asymetrix with (2) the Nasdaq US Stocks Index and (3) the Nasdaq Computer and Data Processing Services Stocks Index from June 12, 1998 (the effective date of Asymetrix's registration statement with respect to the Asymetrix initial public offering) to December 31, 1998 (assuming the investment of $100 in the Asymetrix's common stock and in each of the other indices on the date of Asymetrix's initial public offering, and reinvestment of all dividends).

  The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Asymetrix's common stock.


                             [GRAPH APPEARS HERE]


  The above graph was plotted using the following data:

                                                                Nasdaq Computer
                                                                   and Data
                                                                  Processing
                                              Nasdaq US Stocks  Services Stocks
                                Asymetrix          Index             Index
                            ----------------- ---------------- -----------------
                            Market Investment       Investment        Investment
   Date                     Price    Value    Index   Value    Index    Value
   ----                     ------ ---------- ----- ---------- ------ ----------
   6/12/98................. $11.00    $100    $576     $100    $1,430    $100
   6/30/98.................   9.06      82     627      109     1,673     116
   9/30/98.................   6.38      58     568       99     1,577     110
   12/31/98................   4.38      38     733      127     2,042     143

  Prior to June 12, 1998 Asymetrix's common stock was not publicly traded. Comparative data is provided only for the period since that date. The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from the Nasdaq National Market, a source believed to be reliable, but Asymetrix is not responsible for any errors or omissions in such information.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since January 1, 1998 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Asymetrix or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Asymetrix or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Executive Compensation" and (2) the transactions described below.

  Meliora Acquisition. In July 1998, Asymetrix acquired Meliora Systems, Inc. ("Meliora"). In connection with the acquisition of Meliora, Asymetrix issued an aggregate of 237,254 shares of its common stock in exchange for all of the outstanding shares of common stock of Meliora. Asymetrix issued an additional 30,746 shares of its common stock to convert into equity debts owed by Meliora to Gordon Rogers. The aggregate dollar value of the common stock issued in connection with the acquisition of Meliora (including the conversion of debt into equity) was $2.4 million. Gordon Rogers, Asymetrix's Vice President, Strategic Alliances, who at the time of the Meliora acquisition was the President and Chief Executive Officer and a principal shareholder of Meliora, received an aggregate of 149,373 shares of Asymetrix common stock, including the 30,746 shares issued in connection with the conversion of debt into equity. Furthermore, Mr. Rogers' spouse, Veda Storey, who at the time of the Meliora acquisition was an executive officer and a principal shareholder of Meliora, also received an aggregate of 118,627 shares of Asymetrix common stock in connection with the Meliora acquisition. 11,862 shares of the common stock received by each of Mr. Rogers and Ms. Storey are being held in escrow with the Commerce Bank of Washington until July 1, 1999 to secure certain representations and warranties of Mr. Rogers and Ms. Storey under the Agreement and Plan of Reorganization dated as of June 22, 1998.

  Vulcan Transactions. From January 1, 1998 until October 31, 1998, Asymetrix subleased approximately 8,200 square feet of office space to Vulcan Northwest Inc. ("Vulcan Northwest"), a company controlled by Mr. Allen. Pursuant to the terms of this sublease, Vulcan Northwest paid rent of $18.25 per square foot per year in monthly installments plus its pro rata portion of any additional rent Asymetrix was required to pay under the prime lease. In connection with Asymetrix's renewal of the prime lease, which was effective as of November 1, 1998, it discontinued its lease of this space. Rent accrued by Vulcan Northwest under this sublease was approximately $166,658 in 1998 of which $132,390 has been paid as of March 31, 1999. Asymetrix expects the remainder will be paid in 1999.

  In March 1998, Asymetrix entered into a Directed Engineering Agreement (the "Engineering Agreement") with Vulcan Northwest, d/b/a APEX, the predecessor in interest to APEX Online Learning, Inc. ("APEX"), pursuant to which Asymetrix agreed to develop customized extensions of its Librarian product. The terms of the Engineering Agreement are similar to other custom development arrangements which Asymetrix has entered into with other third parties related to its Librarian product. Pursuant to the terms of the Engineering Agreement, Asymetrix retains all intellectual property rights to these extensions, subject to a non-exclusive license to APEX to use the extension in connection with its use of the Librarian product. Asymetrix recognized aggregate revenue of $314,300 under the Engineering Agreement in 1998 and $31,200 through March 31, 1999. In July 1998, Asymetrix entered into a Services Agreement pursuant to which it agreed to develop certain documentation for use together with the customized version of Librarian created pursuant to the Engineering Agreement. Pursuant to the terms of the Services Agreement, Asymetrix retains all intellectual property rights to the documentation.

Asymetrix recognized aggregate revenue of $50,562 under the Services Agreement in 1998. Revenue under both agreements was recognized based on the percentage of completion method. APEX also purchased an unlimited license to Librarian in June 1998 for $50,000.

  SuperCede Transactions. Throughout 1998 Asymetrix held 3,500,000 shares of the Series B Preferred Stock of SuperCede, Inc., which was spun-off from Asymetrix in September 1997. In January 1999, SuperCede sold substantially all of its assets and ceased conducting any business. The total proceeds received by SuperCede from such sale were less than the liquidation preference on the Series A Preferred Stock, and Asymetrix does not expect to receive any further value from its investment in SuperCede.

  From January 1, 1998 until October 31, 1998, Asymetrix subleased approximately 8,500 square feet of office space to SuperCede, Inc. Pursuant to the terms of this sublease, SuperCede paid rent of $20.00 per square foot per year in monthly installments plus its pro rata portion of any additional rent Asymetrix was required to pay under the prime lease. In connection with Asymetrix's renewal of the prime lease, which was effective as of November 1, 1998, it discontinued its lease of this space. Payments by SuperCede under this sublease were approximately $132,390 in 1998.

  Infomodelers Transactions. At the beginning of 1998 Asymetrix held 700,000 shares of the Series A Preferred Stock and 19 shares of the common stock of Infomodelers, Inc. In March 1998, Asymetrix sold all 700,000 shares of its Infomodelers Series A Preferred Stock for an aggregate purchase price of approximately $2.0 million in cash, and sold 16 of its 19 shares of its Infomodelers common stock for an aggregate purchase price of approximately $390,000 in cash to Vulcan Ventures, Inc., an entity controlled by Mr. Allen. In June 1998, Infomodelers sold all of its assets to Visio Corporation in exchange for Visio common stock. In February 1999, Infomodelers was dissolved and its assets (which consisted solely of Visio common stock) were distributed to its shareholders. In connection with such dissolution, Asymetrix received 1,902 shares of Visio common stock.

  From January 1998 through May 1998, Asymetrix subleased approximately 6,350 square feet of office space to Infomodelers. Rent was payable directly from Infomodelers to the prime landlord in accordance with the terms of Asymetrix's prime lease on the property. Infomodelers terminated this sublease in May 1998, and the space is now occupied by Asymetrix. Infomodelers accrued rent under this sublease of $104,165 in 1998 none of which was paid in 1998. In February 1999, Infomodelers paid $48,215 of this amount, and the remaining balance was written off as uncollectable.

  Asymetrix believes that the terms of each of the transactions described above, taken as a whole, were no less favorable than Asymetrix could have obtained from unaffiliated third parties. All future transactions between Asymetrix and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at Asymetrix's 2000 Annual Meeting of Stockholders must be received by Asymetrix at its principal executive offices no earlier than February 26, 2000 and no later than March 26, 2000 in order to be included in Asymetrix's Proxy Statement and form of proxy relating to that meeting, unless such meeting is held before April 25, 2000 or after July 24, 2000, in which case such proposals must be received by Asymetrix at its principal executive offices no earlier than the close of business on the 90th day prior to meeting date and no later than the later of
(i) the close of business on the 60th day prior to the meeting date or (ii) the close of business on the 10th day following the day Asymetrix first makes a public announcement of the meeting date.

  Notwithstanding the foregoing, if the number of Class II directors to be elected at the meeting is increased and there is no public announcement by Asymetrix made before March 16, 2000 (or if such meeting is held before April 25, 2000 or after July 24, 2000, then before the 70th day prior to the meeting date) naming all of the nominees for Class II director or specifying the increased number of Class II directors to be elected at the meeting, then proposals for nominees for any new positions created by the increase in the number of Class II directors (but not proposals for any other business) must be received by Asymetrix at its principal executive offices no later than the close of business on the 10th day following the day Asymetrix first makes a public announcement of the increase in the number of Class II directors.

  Asymetrix's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998 is available without charge by writing to or calling Asymetrix's headquarters. Requests should be directed to Asymetrix's Investor Relations Department at 110--110th Avenue NE, Bellevue, Washington 98004, or ir@asymetrix.com.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16 of the Exchange Act requires Asymetrix's directors and officers, and persons who own more than 10% of Asymetrix's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish Asymetrix with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms provided to Asymetrix, Asymetrix believes that all Section 16(a) filing requirements were met during 1998, except Gordon Rogers was late in filing his Form 3, and was a single day late in filing his Form 5.

                                OTHER BUSINESS

  The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

PROXY

                       ASYMETRIX LEARNING SYSTEMS, INC.
                              110-110th Avenue NE
                          Bellevue, Washington 98004

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE MAY 25, 1999 ANNUAL MEETING OF STOCKHOLDERS OF
                       ASYMETRIX LEARNING SYSTEMS, INC.

     The undersigned hereby appoints John D. Atherly and Steven Esau and each of them as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Asymetrix Learning Systems, Inc. ("Asymetrix") held of record by the undersigned on April 1, 1999, at the Annual Meeting of Stockholders of Asymetrix to be held on Tuesday, May 25, 1999, and at any continuations or adjournments thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any adjournments or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Class I Director nominees, FOR Proposals 2, 3 and 4, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE.

             (Continued and to signed and dated on reverse side.)

                                                                     SEE REVERSE
                                                                        SIDE

                           . FOLD AND DETACH HERE .

                                              Please mark your votes
                                              as in this example.    [X]

The Board of Directors unanimously recommends that you vote FOR the Class I Director nominees and FOR Proposals 2, 3 and 4.

1.  Election of Directors

    [_]   FOR all nominees listed below except as marked.

    [_]   WITHHOLD AUTHORITY to vote for all nominees.

To withhold authority to vote for any individual nominee, strike a line through that nominee's name:

          Sally Narodick      Joseph DiNucci

2.  Proposal to approve the amendment to Asymetrix's 1998 Equity Incentive Plan.

     FOR       AGAINST      ABSTAIN

     [_]        [_]           [_]

3. Proposal to approve the adoption of Asymetrix's 1999 Employee Stock Purchase Plan.

     FOR       AGAINST      ABSTAIN

     [_]        [_]           [_]

4. Proposal to ratify the appointment KPMG LLP as independent auditors for 1999.

     FOR       AGAINST      ABSTAIN

     [_]        [_]           [_]

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

-------------------------------------------------------------------------------
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE. PLEASE CHECK THE FOLLOWING BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON SO ASYMETRIX CAN PLAN APPROPRIATELY
--------------------------------------------------------------------------------

                                       This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

                                       Signature:
                                                 ------------------------------

                                       Date:                             , 1999
                                            -----------------------------

                                       Signature:
                                                 ------------------------------

                                       Date:                             , 1999
                                             ----------------------------

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .